Exhibit 4.2
INVESTORS’ RIGHTS AGREEMENT
THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 19th day of December, 2019, by and among SEMrush Holdings, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Founder” and any Additional Purchaser that becomes a party to this Agreement in accordance with Section 6.9 hereof.
RECITALS
WHEREAS, the Founders and the Investors previously held Series A Redeemable Preference Shares, Series B Preferred Shares, Non-voting Shares and Ordinary Shares (as each such term is defined in SEMrush CY’s Articles of Association in effect as of immediately prior to the execution of this Agreement, and collectively the “CY Shares”) of SEMrush CY LTD (“SEMrush CY”) subject to the terms set forth in that certain Amended and Restated Shareholders Agreement, by and among SEMrush CY, the Founders and the Investors, dated February 16, 2018 (the “Prior Shareholders Agreement”);
WHEREAS, the Investors and Founders exchanged such CY Shares for capital stock of the Company pursuant to that certain Contribution and Exchange Agreement, by and among the Company, SEMrush CY, the Founders and the Investors, dated on or about the date hereof (the “Exchange Transaction”), following which SEMrush CY became a wholly owned Subsidiary of the Company; and
WHEREAS, the Founders, the Investors and the Company desire to further induce the Founders and the Investors to exchange their CY Shares in connection with the Exchange Transaction.
NOW, THEREFORE, the Company, the Founders and the Investors each hereby agree as follows:
1.Definitions. Capitalized terms used but not expressly defined in this Agreement shall have the meaning given to them in the Certificate of Incorporation. For purposes of this Agreement:
1.1“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
1.2“Board of Directors” means the board of directors of the Company.

1.3“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York (state of New York, USA) or Moscow (Russia) are required to be closed.
1.4“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended and/or restated from time to time.
1.5“Common Stock” means shares of the Company’s common stock, par value $0.00001 per share.
1.6“Competitor” means a Person whom the Board of Directors has reasonably determined: (i) to be engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the then current line of business of the Company or any Subsidiary; (ii) to have annual revenues equal to twenty-five percent (25%) or more of the annual revenues of the Company and its Subsidiaries; and (iii) to generate at least fifty percent (50%) of its annual revenues from the sale of competitive intelligence software for online search marketing; but shall in any event exclude Greycroft or e.ventures or their Affiliates, so long as the Series B Director is not serving as a director, executive, strategic advisor, or in a similar role at any Competitor.
1.7“Control” means, in relation to any Person, the possession, directly or indirectly, of: (i) the power to direct, or cause the direction of, the management and policies of that Person; or (ii) the power to appoint the senior management and/or more than half of directors or corporate officers of that Person; or (iii) such securities (or other rights) as confer on the holder thereof the right to exercise in excess of fifty percent (50%) in number of all votes exercisable in general meeting of all the members of such Person.
1.8“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.9“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
1.10“e.ventures” means E.Ventures Growth II, LP.

1.11“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.12“Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a Subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
1.13“FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.
1.14“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.15“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.16“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
1.17“Greycroft” means Greycroft Growth II, LP.
1.18“Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.19“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.
1.20“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.21“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
1.22“Major Investor” means (a) any Investor who originally acquired at least forty percent (40%) of (i) the Series A Preferred Stock and Series A-1 Preferred

Stock on an aggregate basis or (ii) Series B Preferred Stock, and continues to hold at least twenty-five percent (25%) of such Series A Preferred Stock and Series A-1 Preferred Stock, or Series B Preferred Stock, respectively, originally acquired; (b) Veeam, as long as Veeam remains an Investor and (c) e.ventures (or its Affiliates), as long as e.ventures (or its Affiliates) remains an Investor.
1.23“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
1.24“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.25“Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock.
1.26“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, held by the Investors as of the date hereof or acquired by the Investors after the date hereof; (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.
1.27“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
1.28“Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.
1.29“SEC” means the Securities and Exchange Commission.
1.30“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.31“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.32“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.33“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.
1.34“SEMrush Group” means the Company and its Subsidiaries.
1.35“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.
1.36“Series A-1 Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.
1.37“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.
1.38“Shareholder” means the Founders and the Investors.
1.39“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; and when used without a possessive, it means a Subsidiary of the Company. For purposes hereof, a Person or Persons is deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons is allocated a majority of partnership, limited liability company or other business entity gains or losses or is or Controls the managing director or general partner of such partnership, limited liability company or other business entity.
1.40“Veeam” means Veeam Software Limited.
2.Registration Rights. The Company covenants and agrees as follows:
2.1Demand Registration.
(a)Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO on a United States stock exchange, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to the Registrable Securities then outstanding with an anticipated aggregate offering price, net of Selling Expenses, of at least $15 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.
(b)Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.
(c)Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period ; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.
(d)The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60)days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).
2.2Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.
2.3Underwriting Requirements.
(a)If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
(b)In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling

Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
2.4Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred twenty (120) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.
2.5Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
2.6Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
2.7Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
(a)To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other

Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.
(d)To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)The obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
2.9Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S3, the Company shall:
(a)make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
2.10Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.
2.11“Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended thirdparty beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto.
2.12Restrictions on Transfer.
(a)The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
(b)Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.
(c)The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
2.13Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:
(a)the closing of a Deemed Liquidation Event; and
(b)such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration.
3.Information and Observer Rights.
3.1Delivery of Financial Statements. The Company shall deliver to each Major Investor other than a Competitor:
(a)annual consolidated financial statements of the SEMrush Group (which shall include a balance sheet, a statement of income or loss, a statement of cash flows, and notes thereon, and a statement of stockholders’ equity as of the end of such fiscal year), prepared in accordance with GAAP and audited and certified by independent public accountants of nationally recognized standing selected by the Company, within one hundred eighty (180) days after the end of each fiscal year of the Company;
(b)unaudited quarterly management accounts of the SEMrush Group (which shall be substantially in the form attached at Schedule C and include unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter), prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP), within twenty (20) days of the end of each of the first three (3) financial quarters of the Company;
(c)as soon as practicable, but in any event within twenty one (21) days after the end of each quarter of the fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;
(d)as soon as practicable, but in any event within twenty (20) days of the end of each month, unaudited monthly management accounts of the SEMrush Group (which shall be substantially in the form set out at Schedule D and include income statement and statement of cash flows for such month and an balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP));
(e)as soon as practicable, but in any event no later than thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”) for the SEMrush Group, prepared on a monthly basis, including key performance indicators, balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and
(f)such other information relating to the financial condition, business, prospects, or corporate affairs of the SEMrush Group as any Major Investor may from time to time reasonably request, promptly but in any event no later than 30 days after such request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the SEMrush Group and its counsel.
Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2Inspection. The Company shall permit each Major Investor other than a Competitor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3Notifications. The Founders and the Company shall promptly provide each Major Investor with full details of any offer or proposed offer from any person wishing to enter into any sale or purchase any of the Company's assets or share capital or loan capital which may from time to time be brought to its or their attention. The Founders and the Company shall keep each Major Investor reasonably informed in a timely manner of all material developments concerning the business and prospects of the SEMrush Group.
3.4Observer Rights. As long as SEMR Holdings Limited owns shares of the Preferred Stock, the Company shall invite two representatives (each, an “Observer”) of SEMR Holdings Limited to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give each such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided and shall enter into a nondisclosure agreement with the Company in a form acceptable to the Company; provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor; and provided further, that the Founders, acting reasonably and in good faith, shall be entitled to dismiss any Observer, and that dismissal by the Founders of any Observer shall not affect the right of SEMR Holdings Limited to appoint any other person to act as an Observer in accordance with this Section 3.4.
3.5Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1 to Subsection 3.4 (inclusive) shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.
3.6Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.6 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.6; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
3.7Notices. All notices, resolutions, minutes, documents and other information provided to a Major Investor or an Observer pursuant to this Section 3 shall be written in English (or accompanied by a true, complete and accurate translation thereof into English) and delivered to the address set forth on the signature pages, Schedule A or Schedule B (as applicable) hereto; provided, however, that any such notices, resolutions, minutes, documents and other information delivered to Greycroft and e.ventures shall be delivered through the Ipreo system (via email in Microsoft’s Excel format).
4.Rights to Future Stock Issuances.
4.1Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Shareholder. An Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Voting Agreement (the “Voting Agreement”) and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1 3.2 and 3.3, or as a Shareholder under this Subsection 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Shareholder holding the fewest number of Preferred Stock and any other Derivative Securities.
(a)The Company shall give notice (the “Offer Notice”) to each Shareholder at least twenty (20) Business Days prior to the proposed issuance of New Securities, stating (i) its bona fide intention to offer such New Securities, (ii) the number, class and type of such New Securities to be offered, (iii) the number of such New Securities that may be allocated to each Shareholder as set forth in Subsection 4.1(b) below, and (iv) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)By notification to the Company within fifteen (15) Business Days after the Offer Notice is given, each Shareholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Shareholder (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Shareholder) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such fifteen (15) Business Day period, the Company shall promptly notify each Shareholder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Shareholder’s failure to do likewise. During the ten (10) Business Day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Shareholders were entitled to subscribe but that were not subscribed for by the Shareholders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).
(c)If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30)days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Shareholders in accordance with this Subsection 4.1.
(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities; (ii) the issuance of New Securities that are exempted from the provisions of this Subsection 4.1 by the approval of the holders of at least a majority of the Registrable Securities then outstanding; and (iii) shares of Common Stock issued in the IPO.
4.2Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, whichever event occurs.
5.Additional Covenants.
5.1Insurance. The Company shall continue to maintain, from financially sound and reputable insurers Directors and Officers liability insurance in an amount (provided that the Company shall be required to maintain a Directors and Officers liability insurance policy in an amount of at least $1,000,000) and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.
5.2Employee Stock. Unless otherwise approved by the Board of Directors, including the Preferred Directors (or the sole Preferred Director if the holders of Preferred Stock are no longer entitled to elect a Preferred Director pursuant to the Voting Agreement), all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall only be entitled to receive shares of Common Stock not exceeding in the aggregate 7.5% of the entire outstanding capital stock of the Company on a fully diluted and as converted to Common Stock basis. Unless otherwise approved by the Board of Directors all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. Without the prior approval by the Board of Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Subsection 5.2. In addition, unless otherwise approved by the Board of Directors, the Company shall retain (and not waive) a “right of first refusal” (secondary to the “right of first refusal of the Investors and Founders) on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock. The Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock option plan, stock purchase, stock restriction or option agreement with any existing employee or service provider without the prior written consent of the Requisite Holders if such amendment would adversely affect any of the Investors’ rights of first refusal thereunder.
5.3Matters Requiring Preferred Director Approval. So long as the holders of Preferred Stock are entitled to elect a Preferred Director pursuant to the Voting Agreement and the Certificate of Incorporation, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of both of the Preferred Directors (or the sole Preferred Director if the holders of Preferred Stock are no longer entitled to elect a Preferred Director pursuant to the Voting Agreement):
(a)approve, repeal or materially amend (where such amendment exceeds $1,000,000) or alter the Company’s annual Budget and operating plan;
(b)make any capital expenditure in excess of $1,000,000 in the ordinary course of business (or $250,000 outside the ordinary course of business) except for trade accounts of the Company arising in the ordinary course of business or as otherwise provided for in the Board-approved annual Budget or operating plan;
(c)enter into any reorganization or acquisition (or sale) transaction, or series of transactions, with any third party involving more than $250,000 (individually) or $500,000 in the aggregate during the course of a fiscal year;
(d)create or dissolve a Subsidiary;
(e)sell, transfer, assign, pledge, license or otherwise encumber any assets, including intellectual property rights, of the Company exceeding in book or market value $250,000 in aggregate;
(f)(i) enter into compensation, bonus, benefits or other incentive arrangements with any officer or employee of the Company in excess of $100,000 per year, or (ii) otherwise adopt, enter into or be a party to any employee stock option (including restricted stock) plan, similar motivation schemes for employees or consultants of the Company or any transaction with any officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, including without limitation any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event, except for (A) transactions contemplated by this Agreement, or (B) transactions resulting in payments to or by the Company in an aggregate amount less than $100,000 per year;
(g)enter into any transactions or agreements with any director, executive officer or stockholder of the Company or any Subsidiary or their any of their respective Immediate Family Members or Affiliates, other than any transaction between the

Company and/or any of its Subsidiaries in the ordinary course of business and/or any transaction provided in the Budget;
(h)change the principal business of the Company, enter new lines of business, or exit the current line of business;
(i)waive or enter into a settlement agreement relating to any actual or threatened claim, demand, suit or proceeding which the Company may be entitled or subject to;
(j)declare or pay any dividends on or declare or make any other distribution on account of any shares of Preferred Stock or Common Stock;
(k)appoint or remove the auditors or legal advisers of the Company;
(l)approve the annual financial statements of the Company; or
(m)effect any of the above matters with respect of any Subsidiary of the Company.
5.4Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses (including business class travel expenses not to exceed $5,000 for each director for each attendance of a meeting of the Board of Directors) incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each non-employee director shall be entitled in such person’s discretion to be a member of any committee of the Board of Directors.
5.6Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s By-laws, the Certificate of Incorporation, or elsewhere, as the case may be.
5.6Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended thirdparty beneficiaries of this Subsection 5.6 and shall have the right, power and authority to enforce the provisions of this Subsection 5.6 as though they were a party to this Agreement.
5.7Right to Conduct Activities. The Company hereby agrees and acknowledges that certain of the Investors together with their respective Affiliates (including, without limitation, Greycroft and e.ventures) are professional investment organizations, and as such review the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted).  The Company hereby agrees that, to the extent permitted under applicable law, each such Investor and its Affiliates shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investor or its Affiliates in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such Investor or its Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
5.8Corrupt Practices. Each of the Founders and the Company undertakes to procure that the Company (nor any officer, director, member of the Board of Directors, agent or employee purporting to act on behalf of the Company) shall at any time, directly or indirectly:
(a)make, offer to make, provide or pay any unlawful contributions, gifts, entertainment or other unlawful expenses to any candidate for political office, or fail to disclose fully any such contributions in violation of any applicable law;

(b)make, or offer to make, any payment to any local, state, federal or any other type of governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, as amended, to the extent applicable);
(c)make, or offer to make, any payment to any agent, employee, officer or director of any entity with which any member of the SEMrush Group does business or accept or solicit any payment from any person in each case for the purposes of influencing such person to do business with the Company or influencing the Company to do business with such person or to obtain or retain any advantage in the conduct of business of the Company;
(d)engage in any transactions, maintain any bank account or use any corporate funds for or on behalf of the Company, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company;
(e)violate any provision of the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010, as amended (to the extent applicable); or
(f)make, offer to make, accept or solicit any payment in the nature of criminal bribery or any other unlawful payment in violation of any applicable law or engage in any activity, practice or conduct which would constitute an offence under any applicable law related to anti-corruption.
5.9Export Requirements. Each of the Founders and the Company hereby undertakes that the Company shall not:
(a)export, re-export or transfer any commodities or software (collectively “Products”) or any technology, or furnish any services, to any other person, firm, corporation or other entity without first obtaining any required export license from the U.S. Department of Commerce or any other agency or department of the United States Government or otherwise in any manner contrary to the United States Export Administration Regulations, 15 C.F.R. Parts 730-774;
(b)without limiting the generality of this Subsection 5.9, export, re-export or transfer any Products or technology, or furnish any services, to any person, firm, corporation or other entity that is engaged, directly or indirectly, in any activities related to the design, development, production, stockpiling or testing of any weapons of mass destruction (nuclear, chemical or biological weapons or missiles);
(c)export, re-export or transfer any Products or technology, or furnish any services, to any country for which:
(i)the United States Government; or
(ii)the government of any other country,

(in the case of both Subsections 5.9(c)(i) and 5.9(c)(ii) to the extent applicable), requires an export license or any other government authorization, without first obtaining that export license or government authorization; or
(d)export, re-export or transfer any Products or technology to, furnish any service to, or have any other dealings, directly or indirectly, with:
(i)Cuba, Iran, Sudan, Crimea, North Korea or Syria;
(ii)any entity that is owned or controlled by, or affiliated with, the government of Cuba, Iran, Sudan, North Korea, Syria, or Venezuela;
(iii)any person or entity listed on any list of prohibited and restricted parties, including any terrorist organization, published by the European Union or the United Nations;
(iv)any person or entity listed on any list of prohibited and restricted parties, including any terrorist organization, published by the United States Government where applicable to the relevant member of the SEMrush Group (and where not so applicable any person or entity which the relevant member of the SEMrush Group knew at the relevant time was listed on any list of prohibited and restricted parties, including any terrorist organization, published by the United States Government), and in this Subsection 5.9(d), “knew” shall mean only the actual, implied or imputed knowledge of the Company at the relevant time.
5.10Trade Sanctions and Embargoes.
(a)Each of the Founders and the Company hereby acknowledges that the holders of the Preferred Stock are organized and conduct business in the United States, and also conduct business throughout the European Union and in other countries. Each of the Founders and the Company further acknowledge that the holders of the Preferred Stock are United States persons for the purposes of United States economic sanctions laws and regulations and are therefore subject to those laws and regulations, as well as potentially to the economic sanctions laws and regulations of the European Union and other countries including the economic sanctions laws, regulations and orders taken against Russia by the United States, European Union and other countries (“Sanctions Regulations”). Each of the Founders and the Company undertakes that they will not take any actions that would cause the Company or the holders of the Preferred Stock or their Affiliates to violate or be in violation of any of the Sanctions Regulations.
(b)Each of the Founders and the Company hereby acknowledges that certain persons, entities, and groups have been designated under the Sanctions Regulations for Sanctions and that the holders of the Preferred Stock would be in violation of the Sanctions Regulations if the holders of the Preferred Stock were to conduct business or other transactions directly or indirectly with those designated persons, entities, or groups (“Proscribed Persons”). Without limiting the generality of this Section 5.10, the Company is not aware that any of its directors, employees, owners, shareholders, customers, lenders and business partners

(“Applicable Persons”) is subject to any trade sanction or embargo, including by virtue of his or her designation for sanctions and inclusion on:
(i)the Specially Designated Nationals List maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control;
(ii)any list of persons, entities and bodies subject to restrictive measures implemented by the European Union; or
(iii)any UN Security Council resolution identifying sanctioned or restricted parties; or is otherwise a Proscribed Person.
Each of the Founders and the Company undertakes to screen all Applicable Persons against the lists of denied and restricted parties as described in the preceding sentence. The Founders and/or the Company shall promptly, and in any event, within five (5) Business Days of becoming aware, advise the holders of the Preferred Stock in writing of any actions that would reasonably be likely to cause the Company or any of the holders of the Preferred Stock to violate or be in violation of any of the Sanctions Regulations or the occurrence of any matter, fact or circumstance which is reasonably likely to result in any such violation (“Sanctions Violation Notice”).
(c)Each of the Founders and the Company severally agrees to fully cooperate with the holders of the Preferred Stock and/or their representatives to resolve questions concerning the compliance of the Company with the Sanctions Regulations.
(d)If the holders of the Preferred Stock receive a Sanctions Violation Notice or if any member of the SEMrush Group has defaulted, or, in the good faith reasonable judgment of the Requisite Holders, will imminently default, on the performance of or compliance with any of its obligation set out in, or breach, this Section 5.10, then the holders of the Preferred Stock may, in their discretion, exercise their rights under Section 5.15. The holders of the Preferred Stock shall not be obligated to perform any of their obligations under this Agreement and/or any other agreement to which they are parties relating to the Company if such performance would result in violation of the Sanctions Regulations. Each of the Founders and the Company severally agrees to fully cooperate with the holders of the Preferred Stock and/or their representatives to resolve questions concerning the compliance of the SEMrush Group with the Sanctions Regulations, including granting the holders of the Preferred Stock or their representatives reasonable access to records and personnel during normal business hours on no less than two (2) Business Days’ written notice. The Company acknowledges that the resolution of the compliance concern may involve the submission of a disclosure to the United States Government by the relevant member of the SEMrush Group, or the holders of the Preferred Stock or all of them, strengthening compliance measures, additional training of the SEMrush Group personnel, changing business practices or some combination of the foregoing. No failure or delay on the part of the holders of the Preferred Stock to exercise any right under this Section 5.10 shall operate as a waiver hereof and thereof, nor shall any single or partial exercise of any right under this Section 5.10 preclude any other or further exercise hereof and thereof, or the exercise of any other right.

5.11Compliance.
(a)The Company will not enter into any legally binding commitment to acquire any share or securities in, or otherwise invest in, or enter into partnership with, any other company without obtaining a covenant from such company on terms substantially similar to those set out in Sections 5.7 and 5.8.
(b)As a further and separate undertaking, each of the Founders undertakes:
(i)that it shall exercise such powers of control (if any) which it may have in relation to the conduct of the affairs of the Company, so as to seek to procure (so far as it is within its power to do so) the compliance of the Company with Sections 5.7 through 5.9 (both inclusive); and
(ii)to promptly notify the holders of the Preferred Stock if it becomes aware of any breach of any of Sections 5.7 through 5.9 (both inclusive).
(c)The Company shall require any Person who performs services for or on behalf of the Company to comply with the business conduct obligations stipulated by its written policy (which shall always reflect provisions of Sections 5.7 through 5.9) (“Policy”), the Foreign Corrupt Practices Act 1977 and the UK Bribery Act 2010 and other applicable law, as amended and not to engage in any activity, practice or conduct which would constitute an offence under any applicable law related to such business conduct or anti-corruption compliance. The Company shall:
(i)update such Policy as required from time to time; and
(ii)adopt adequate procedures as may be required pursuant to applicable law to procure and monitor the compliance of any such Person who performs services for or on behalf of the Company with such Policy.
5.12Tax Matters.
(a)The Company has timely filed all material tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due.
(b)The Company is treated as a U.S. corporation for U.S. federal income tax purposes.
(c)Tax Covenants. Notwithstanding any other provision of this Agreement or the Articles, as amended from time to time, to the contrary:
(i)If any Investor that is a professional investment organization reasonably concludes that the rights granted in this Agreement should be altered in order to preserve the qualification of such Investor as a venture capital operating company within the meaning of U.S. Department of Labor Regulation Section 2510.3-101(d), or otherwise to ensure that the assets of such Investor is not considered “plan assets” for the purposes of

Employee Retirement Income Security Act of 1974, as amended, the parties agree to amend the Agreement to effect any such alteration provided that any such alteration does not have any material adverse consequences for the Company or any Investors. The costs and expenses incurred by all parties to this Agreement in connection with any such alterations shall be paid for by each of the Investors that are a professional investment organization, as applicable.
(ii)The Company shall determine, in consultation with its U.S. tax advisors, prior to March 1 of each year whether, for the immediate preceding taxable year ending December 31, (i) any of its subsidiaries was a controlled foreign corporation as defined in Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) any of Greycroft or e.ventures was a “United States shareholder” as defined in Section 951(b) of the Code with respect to any such subsidiary.
(iii)The Company shall consider in good faith any reasonable request by any Investors that are a professional investment organization to make or refrain from making (or to cause its subsidiaries to make or refrain from making) any U.S. tax election, provided however that the Company shall not elect to be treated as a partnership for U.S. federal income tax purposes without the consent of the holders of a majority of the Preferred Stock held by such Investors, such consent not to be unreasonably withheld.
(iv)If the tax advisors of any Investors that are a professional investment organization or its Partners (as defined below) determine that they are subject to U.S. information and reporting requirements that require the disclosure of information about the Company, its subsidiaries or Company transactions not readily available to such Investor or its Partners, upon request by a such an Investor, the Company agrees to use commercially reasonable efforts to provide such information to such Investor as may be reasonably necessary to allow such Investor and its Partners to fulfill any U.S. tax reporting obligations. The term “Partner” means each shareholder, partner, member, or other equity holder of an Investor that is a professional investment organization or any person holding an option to acquire a share, partnership interest, membership interest, or other equity interest in such an Investor and any direct or indirect equity owner of such shareholder, partner, member, other equity holder, or optionholder.
(v)The Company will not withhold any amounts payable or distributable to an Investor that is a professional investment organization without providing notice of such withholding and a reasonable opportunity to obtain reduced rates of withholding or other available exemptions, if any.
5.13Founder Covenants.
(a)Non-Competition.
(i)Each of the Founders undertakes (for the benefit of the holders of the Preferred Stock and the Company) that it shall not (and that it shall procure that any of its Affiliates shall not):
A.directly or indirectly engage in any business that directly or indirectly competes with the Company’s, or any Subsidiary’s, business and/or systems, technologies or algorithms developed by the Company or any Subsidiary (“Restricted Business”) in any country in which the Company or any Subsidiary engages in any Restricted Business from time to time (the “Restricted Area”);
B.hold any direct or indirect interest in, or be engaged by, any company or business which is directly or indirectly engaged in any Restricted Business in the Restricted Area (except for any share, security or other equity instrument held in companies listed on an internationally recognized investment exchange and representing less than one per cent of such company’s outstanding equity);
C.on behalf of any Restricted Business in the Restricted Area, directly or indirectly solicit or entice, or attempt to solicit or entice, away from the Company or any Subsidiary, the business or custom of any Person;
D.directly or indirectly cause or encourage any Person to cease to supply goods and/or services to the Company or any Subsidiary or to otherwise materially reduce the level, or adversely vary the terms, of any business transacted between the Company and/or Subsidiary, and such Person;
E.directly or indirectly solicit or entice, or attempt to solicit or entice, away from the Company or any Subsidiary any person engaged by the Company and/or any Subsidiary in a senior management position (including, without limitation, any managing director, director or vice president (or similar designation)), engaged in product development (including, without limitation, any designer or engineer) or in a customer relationship role (including, without limitation, any person whose role within the Company or any Subsidiary includes significant publicity, marketing or sales activities), provided that the related Founder shall not be in breach of this paragraph as a result of running a national advertising campaign open to all comers and not specifically targeted at any of the staff or the customers of the Company and/or any Subsidiary; or
F.encourage, assist or facilitate any person undertaking any of those matters described in Subsections 5.13(a)(i)B to 5.13(a)(i)D. in each case for so long as the related Founder remains an officer, director, shareholder, employee or consultant of the Company and/or Subsidiary and for a period of two years thereafter.
(b)Restrictions Distinct. Each of the restrictions contained Subsection 5.13(a) is separate and distinct and is to be construed separately from the other such restrictions.
(c)Reasonableness. Each of the Founders hereby acknowledges that he considers the restrictions contained in Subsection 5.13(a) to be reasonable and that the duration, extent and application of each of these restrictions is no greater than is necessary for the protection of the goodwill of the business of the Company and that the holders of the Preferred Stock have entered into this agreement in reliance thereon.
(d)Affirmative Founder Covenants. For so long as he/she is a director, officer, employee or consultant of the Company or any Subsidiary, each Founder shall devote the entirety of his/her business time, professional activity and attention to the business of the Company and/or the Subsidiaries, as applicable.

(e)Negative Founder Covenants. Each of the Founder shall not (i) accept and/or hold any position on any board of directors (or similar governing body) of any Person other than the Company or any Subsidiary, and (ii) provide any consultancy, advisory, mentoring or similar services to any Person other than in connection with the business of the Company or any Subsidiary if such services would interfere with the Founder’s obligations under Subsection 5.13(d).
5.14Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.5 and 5.6, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.
5.15Brand Protection Remedies. Without limitation to any other rights or remedies available to the holders of the Preferred Stock, in the event of any breach of any of Sections 5.9 to 5.11 (inclusive) that is not remedied within thirty (30) days of the Company’s awareness of such breach, each holder of the Preferred Stock will have the right (at its sole discretion) to:
(a)in respect of any shares of capital stock in the Company held by it, transfer or otherwise dispose of such shares to such Person(s) as it may in its absolute discretion determine; and each party hereto irrevocably consents to the making of any such transfer or disposal free from any rights of pre-emption, first refusal and other impediments and restrictions (including those set out in the Certificate of Incorporation and this Agreement), and the Shareholders (other than the holders of the Preferred Stock) undertake to execute such documents, do such things and vote in favour of such resolutions as may be reasonably necessary or desirable to permit any such transfer or disposal to occur; and/or
(b)require that any loans and other amounts owed to such holder by any member of the SEMrush Group be immediately repaid in full; and/or
(c)terminate any or all agreement(s) and other arrangement(s) between itself and any member of the SEMrush Group with immediate effect and without any liability on the part of itself or any of its Affiliates (if applicable), other than any liability accrued prior to the date of such termination.
The Founders and the Company shall procure the compliance by each member of the SEMrush Group with the provisions of this Section 5.15.
5.16Dividends. To the full extent permitted by applicable laws, the Company shall distribute (and the Shareholders shall procure that the Company distributes) as dividends under the proceeds of (i) a sale, license, lease or other disposal of a substantial portion of the assets of the SEMrush Group or (ii) a transfer, assignment or licensing of a substantial portion of the SEMrush Group’s intellectual property, in each case, not constituting a Deemed Liquidation Event.

6.Miscellaneous.
6.1Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds the lesser of (A) all of the share of Registrable Securities held by such transferring Holder or (B) at least 10,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
6.2Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
6.3Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.4Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5Notices.
(a)All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages, Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attn: Jared Fine, jfine@goodwinlaw.com.
(b)Consent to Electronic Notice. Each Investor and Founder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s or Founder’s name on the signature pages or Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. Each Investor and Founder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.
6.6Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the Investors that hold at least a majority of the Registrable Securities then outstanding issuable or issued upon conversion of the Series A Preferred Stock and Series A-1 Preferred Stock (voting together on an as-converted basis as a single class) held by the Investors, and (c) the Investors that hold at least a majority of the Registrable Securities then outstanding issuable or issued upon conversion of the Series B Preferred Stock held by the Investors; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing:

(a)Subsections 3.1, 3.2 and 3.3 and any other section of this Agreement applicable to the Major Investors (including this Subsection 6.6(a)) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors.
(b)This Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction).
(c)Subsection 3.4 and this Subsection 6.6(c) may not be amended, modified terminated, or waived without the written consent of SEMR Holdings Limited.
(d)Notwithstanding the foregoing, Schedule A and Schedule B hereto may be amended by the Company from time to time without the consent of the other parties hereto to add transferees of any Registrable Securities in compliance with the terms of this Agreement or to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.
(e)This Agreement may not be amended, modified or terminated, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Founders hereunder in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the Investors hereunder, without the written consent of each Founder.
(f)Notwithstanding the foregoing, the Company may, without the consent of the other parties hereto, amend or modify this Agreement to implement the addition of shares issued in a Permitted Issuance if such amendments or modifications do not adversely affect the rights of the Investors hereunder (for the sake of clarity, the addition of such shares and the holders of such shares by itself shall not be deemed to be adverse to the rights of the Investors).
The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
6.7Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
6.8Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
6.9Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof (the Person to which such additional shares are issued, the “Additional Purchaser”), any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
16.10Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Shareholders Agreement shall terminate and be of no further force or effect, without prejudice to any accrued rights and obligations of the parties thereunder.
6.11Dispute Resolution. The parties hereby irrevocably and unconditionally agree that any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Boston, Massachusetts, in accordance with the AAA Commercial Arbitration Rules and Mediation Procedures then in effect except as modified herein, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing and after the entry of a mutually-agreed upon confidentiality agreement and order as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Massachusetts Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.
The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.
6.12Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SEMRUSH HOLDINGS, INC.

By:

Name:

Title:

FOUNDERS:

Signature:

Name:

INVESTORS:

By:

Name:

Title:
SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A
Investors
Veeam Software Limited
Greycroft Growth II, LP
SEMR Holdings Limited
e.ventures Growth II, LP

SCHEDULE B
Founders
Dmitry Melnikov
Oleg Shchegolev

SCHEDULE C
Form of Quarterly Accounts
Part 1:

SEMrush

Profit and loss statement
As of xx/xx/xxxx

'000 USD unless stated otherwise	Quarter					Year To Date					Notes
	Budget	Actual	Last Year	% Diff vs Budget	YoY Growth	Budget	Actual	Last Year	% Diff vs Budget	YoY Growth	
Gross Revenue											
Payment system fees											
Returns											
Net Revenue											
Cost of Service (hosting and telecom)											
Gross Profit											
% Margin											
Sales and Marketing											
Personnel Expenses (sales and marketing)											
Paid Media											
Enterprise sales											
Contribution Margin											
% Margin											
G&A											
Rent and Utilities											
General and Admin											
Personnel Expenses (excl sales and ma											
Software											
Events											
HR											
Professional fees											
Senior team relocation and C-level hires											
Total Operating Expenses											
EBITDA											
% Margin											
Depreciation & Amortization											
FOREX											
Taxes											
Net Income											
% Margin											

Comments:

SEMrush

Balance Sheet
As of xx/xx/xxxx

'000 USD unless stated otherwise	Budget	Actual	Last Year	% over budg	YoY Growth	Notes
Total Checking/Savings						
Total Accounts Receivable						
Prepaid Expenses						
Fixed Assets						
Other Assets						
Total Assets						
Total Accounts Payable						
Total Credit Cards						
Other Current Liabilities						
Total Liabilities						
Dividend issued						
Opening Balance Equity						
Retained Earnings						
Net Income						
Total Equity						

Comments

SEMrush

Cash Flow Statement
For the period ended xx/xx/xxxx

'000 USD unless stated otherwise	Quarter					Year To Date					Notes
	Budget	Actual	Last Year	% vs budg	YoY Growth	Budget	Actual	Last Year	% Diff	YoY Growth	
OPERATING ACTIVITIES											
Net Income											
Adjustments to reconcile Net Income to net cash provided by operations:											
Accounts Receivable											
Accounts Receivable - EUR											
Accounts Receivable - RUB											
Prepaid Expenses											
Accounts Payable											
Accounts Payable - CZK											
Accounts Payable - EUR											
Accounts Payable - RUB:Accounts Payable-Other Expenses											
Accounts Payable - RUB:Accounts Payable - Taxes											
Accounts Payable - RUB:Accounts Payable - Wages											
AMEX											
Bootstrap-hel-card-Makulova											
Bootstrap-hel-card-Nectaria											
Bootstrap-hel-card-Pukhal											
Bootstrap-hel-card -Angulo											
Capital One SR											
Chase - 8761											
Energomash card Melnikov											
Saint-Petersburg Card Shchegole											
Unicredit CC											
401k Liability											
Accrued Wages											
Aflac PR Deduction											
LTD PR Deduction											
Net cash provided by Operating Activities											
INVESTING ACTIVITIES											
Accumulated Depreciation											
Computer and peripherals											
Leasehold Improvements											
Office Equipment											
Office Furniture											
Cyprus VAT account											
Security Deposits											
Net cash provided by Investing Activities											
FINANCING ACTIVITIES											
Dividend issued											
Net cash provided by Financing Activities											
Net cash increase for period											
Cash at beginning of period											
Cash at end of period											

Comments

SCHEDULE D
Form of Monthly Accounts

SEMrush

Monthly Operating Highlights
MMYY

		Previous 12 Months												Previous Month	This Month	Change MoM %	Change YoY %
	Units	Jan-16	Feb-16	Mar-16	Apr-16	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16
Financials
Revenue	$K

Payment system fees	$K
% of revenue	%
Returns	$K
% of revenue	%
Cost of Service (hosting and telecom)	$K
% of revenue	%

Gross Profit	$K
% margin	%

Sales and Marketing	$K
Personnel Expenses (sales and marketing)	$K
Paid Media	$K

Contribution Margin	$K
% margin	%

		Previous 12 Months												Previous Month	This Month	Change MoM %	Change YoY %
	Units	Jan-16	Feb-16	Mar-16	Apr-16	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16
Rent and Utilities	$K
General and Admin	$K
Personnel Expenses (excl sales and marketing)	$K
Senior team relocation and new hires	$K
Software	$K
Events	$K
HR	$K
Professional fees	$K
Total Operating Expenses	$K
% of revenue	%

EBITDA	$K
% margin	%

Depreciation & Amortization	$K
FOREX	$K
Taxes	$K

Net Income	$K
% margin	%

Revenue by Subscription type
Pro	$K
Guru	$K
Business	$K
Enterprise	$K

		Previous 12 Months												Previous Month	This Month	Change MoM %	Change YoY %
	Units	Jan-16	Feb-16	Mar-16	Apr-16	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16
Custom	$K
API	$K
Other	$K

Revenue by Subscription duration
Monthly	$K
Annual	$K
Semi-annual	$K
Other	$K

Enterprise sales
Revenue	$K
Cost	$K

Users
Paying users BOP	#

New Paying users	#

Churn	#
churn %	%

Paying users EOP	#

CAC	$

Conversions
Visitors	#

		Previous 12 Months												Previous Month	This Month	Change MoM %	Change YoY %
	Units	Jan-16	Feb-16	Mar-16	Apr-16	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16

Exceeded Limit	#
Registered	#
%	%

Did Not Exceeded Limit	#
Registered	#
%	%

Total Registrations	#
% of visitors	%

1st Day Subscriptions	#
% of registrations	%

Headcount
Russia	# ppl
Research & Development	# ppl
Sales, Marketing, Customer Success	# ppl
Admin	# ppl
Management	# ppl

USA	# ppl
Research & Development	# ppl
Sales, Marketing, Customer Success	# ppl

		Previous 12 Months												Previous Month	This Month	Change MoM %	Change YoY %
	Units	Jan-16	Feb-16	Mar-16	Apr-16	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16
Admin	# ppl
Management	# ppl

Cyprus	# ppl
Research & Development	# ppl
Sales, Marketing, Customer Success	# ppl
Admin	# ppl
Management	# ppl

Czech Rep.	# ppl
Research & Development	# ppl
Sales, Marketing, Customer Success	# ppl
Admin	# ppl
Management	# ppl

Payroll
Russia	$K
Research & Development	$K
Sales, Marketing, Customer Success	$K
Admin	$K
Management	$K

USA	$K
Research & Development	$K

		Previous 12 Months												Previous Month	This Month	Change MoM %	Change YoY %
	Units	Jan-16	Feb-16	Mar-16	Apr-16	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16
Sales, Marketing, Customer Success	$K
Admin	$K
Management	$K

Cyprus	$K
Research & Development	$K
Sales, Marketing, Customer Success	$K
Admin	$K
Management	$K

Czech Rep.	$K
Research & Development	$K
Sales, Marketing, Customer Success	$K
Admin	$K
Management	$K